Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – April 23, 2024

FVCBankcorp, Inc. Announces
First Quarter 2024 Earnings; Net Interest Income and Margin Improvement

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported its financial results for the first quarter of 2024.

First Quarter Selected Financial Highlights
•Increase in Net Interest Income and Margin. Net interest margin increased 10 basis points, or 4%, to 2.47% for the first quarter of 2024, compared to 2.37% for the fourth quarter of 2023. Net interest income increased $133 thousand to $12.8 million, or 1%, compared to $12.7 million for the fourth quarter of 2023. Interest income increased $176 thousand quarter-over-quarter while interest expense only increased $43 thousand for the same period.
•Strong Credit Quality. Nonperforming loans totaled $3.0 million at March 31, 2024, or 0.14% of total assets, a decrease of $1.5 million, or 33%, from the year ago quarter ended March 31, 2023. Compared to December 31, 2023, nonperforming loans increased $1.2 million at March 31, 2024. The Company recorded net recoveries of $30 thousand during the first quarter of 2024, or 0.01% of average total loans.
•Prudent Balance Sheet Repositioning. During the first quarter of 2024, the Company surrendered $48.0 million of its bank-owned life insurance (“BOLI”). These policies yielded 2.74% (3.34% on a tax-equivalent basis). This transaction resulted in a nonrecurring increase of $2.4 million to the Company’s tax provisioning related to the gain associated with the cash payout, which is included in the Company’s first quarter earnings. The projected earn-back period is approximately one year. The Company used the proceeds to pay down high cost funding and fund new loan growth. The full impact of the surrender to net interest income will be realized during the second quarter of 2024.
•Strong, Well Capitalized Balance Sheet. All of FVCbank’s (the “Bank”) regulatory capital components and ratios were well in excess of thresholds required to be considered "well capitalized", with total risk-based capital to risk-weighted assets of 14.23% at March 31, 2024, compared to 13.83% at December 31, 2023. The tangible common equity ("TCE") to total assets ("TA") ratio for the Bank increased to 10.30% at March 31, 2024, from 8.92% at March 31, 2023. The Bank’s investment securities are classified as available-for-sale, and therefore the decrease in market value of these securities is fully reflected in the TCE/TA ratio.

For the three months ended March 31, 2024, the Company recorded net income of $1.3 million, or $0.07 diluted earnings per share, compared to net income of $621 thousand, or $0.03 diluted earnings per share for the quarter ended March 31, 2023. As a result of the above mentioned repositioning, the quarter ended March 31, 2024 results include additional provision for income taxes totaling $2.4 million related to the cumulative increases in BOLI policy cash values that were taxable upon the policies’ surrender. The results for the three months ended March 31, 2023 included losses from the sale of available-for-sale investment securities totaling $4.6 million ($3.6 million after-tax).

Commercial bank operating earnings (non-GAAP), which exclude the nonrecurring taxes on the surrender of the Company’s BOLI policies, the after-tax losses on the sale of investment securities, office space reduction costs, severance costs and the nonrecurring valuation adjustment of a minority investment, for the three months ended March 31, 2024 and December 31, 2023 were $3.7 million and $2.8 million, respectively, an increase of $948 thousand. Diluted commercial bank operating earnings per share (non-GAAP) for the three months ended March 31, 2024 and December 31, 2023 were $0.20 and $0.15, respectively.

For the three months ended March 31, 2024 and December 31, 2023, pre-tax pre-provision operating income (non-GAAP), which also excludes the nonrecurring taxes on the BOLI surrender, losses on securities sales, office space reduction costs, severance costs and a nonrecurring valuation adjustment for a minority investment was $4.6 million and $3.5 million, respectively, an increase of $1.1 million.

The Company considers commercial bank operating earnings and pre-tax pre-provision operating income useful comparative financial measures of the Company’s operating performance over multiple periods. Both commercial bank operating earnings and pre-tax pre-provision operating income are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“We are pleased that our continued efforts to improve our net interest margin and to decrease noninterest expense are demonstrated in our results for the first quarter of 2024. The surrender of $48.0 million in BOLI, which was only paying the Bank 3.34% on a tax-equivalent basis, will further improve our net interest income and margin going forward. We continue to increase core relationships in our market area, through both the origination of over $42 million in new loans this quarter and $113 million in new non-time deposit accounts. We remain committed to providing personalized client service coupled, with innovative technology which continues to drive new customer relationships through the efforts of our dedicated team of bankers who exemplify our Bank’s core values each day.

Statement of Condition
Total assets were $2.18 billion at March 31, 2024 and $2.19 billion at December 31, 2023, a decrease of $7.9 million.

Loans receivable, net of deferred fees, were $1.85 billion at March 31, 2024 and $1.83 billion at December 31, 2023, an increase of $24.2 million, or 1%. During the first quarter of 2024, loan originations totaled $41.5 million with a weighted average rate of 8.76% and loan renewals totaled $19.3 million with a weighted average rate of 8.25%. Loans that paid off during the first quarter of 2024 totaled $18.6 million and had a weighted average rate of 7.97%. The Company’s warehouse line with Atlantic Coast Mortgage, LLC (“ACM”) increased $1.3 million during the first quarter of 2024.

Investment securities were $167.1 million at March 31, 2024 and $171.9 million at December 31, 2023, a decrease of $4.8 million, or 3%. The decrease in investment securities during the quarter ended March 31, 2024 was primarily a result of $2.8 million in principal repayments and a decrease in the market value of the investment securities portfolio totaling $2.0 million.

Total deposits were $1.86 billion at March 31, 2024 and $1.85 billion at December 31, 2023, an increase of $12.0 million, or 1%. Noninterest-bearing deposits were $394.1 million at March 31, 2024, or 21.2% of total deposits. At March 31, 2024, core deposits, which exclude wholesale deposits, decreased $2.6 million from December 31, 2023, or less than 1%. As a member of the IntraFi Network, the Bank offers products to its customers who seek to maximize FDIC insurance protection (“reciprocal deposits”). At March 31, 2024 and December 31, 2023, reciprocal deposits totaled $234.8 million and $254.1 million, respectively, and are considered part of the Company’s core deposit base. Time deposits (which exclude wholesale deposits) increased $38.0 million, or 12%, to $344.4 million at March 31, 2024 from December 31, 2023, and were 22% of core deposits at March 31, 2024, representing new and existing customer deposits as customers were looking to fix higher interest rates on their deposit balances.

The Company continues to have consistent core deposit inflows each quarter, including the first quarter of 2024, with new non-time deposit accounts totaling $112.6 million (which includes $21.0 million in new noninterest-bearing deposits) compared to $116.5 million (which includes $8.3 million in noninterest-bearing deposits) for the fourth quarter of 2023. Title and escrow-related deposits decreased $24.8 million from December 31, 2023 to March 31, 2024, which was primarily attributable to lower title and escrow related activity during the first quarter of 2024. The Company continues to see growth in its new and existing deposit relationships going into the second quarter of 2024.

Total wholesale funding decreased $13.4 million, or 4%, during the first quarter of 2024. Wholesale funding includes wholesale deposits totaling $259.8 million and other borrowed funds totaling $57.0 million at March 31, 2024. Average wholesale funding totaled $413.2 million for the quarter ended March 31, 2024 and had a weighted average rate of 4.01%, compared to $331.1 million with a weighted average rate of 3.75% for the quarter ended December 31, 2023. The Bank used higher-cost short-term wholesale funding sources during the first quarter of 2024 to supplement deposit activity. At March 31, 2024, wholesale funding totaled $316.8 million and had a weighted average rate of 3.54% (including $250 million in pay-fixed/receive-floating interest rate swaps at an average rate of 3.25%).

Shareholders’ equity at March 31, 2024 was $220.7 million, an increase of $3.5 million, or 2%, from December 31, 2023. Earnings for the quarter ended March 31, 2024 contributed $1.3 million to the increase in shareholders’ equity. Accumulated other comprehensive loss decreased $1.7 million, which was primarily related to the change in the Company’s other comprehensive income associated with its interest rate swaps at March 31, 2024.

Book value per share at March 31, 2024 and December 31, 2023 was $12.32 and $12.19, respectively. Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at March 31, 2024 and December 31, 2023 was $11.90 and $11.77, respectively. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at March 31, 2024 and December 31, 2023 was $13.16 and $13.12, respectively.

The Bank is well-capitalized at March 31, 2024, with total risk-based capital of 14.23%, common equity tier 1 risk-based capital of 13.18%, and tier 1 leverage ratio of 11.18%.

Asset Quality
For each of the first quarter of 2024 and fourth quarter of 2023, the Company recorded no provision for credit losses, compared to a provision of $242 thousand for the three months ended March 31, 2023. The allowance for credit losses (“ACL”) to total loans, net of fees, was 1.02% at March 31, 2024, compared to 1.03% at December 31, 2023.

The Company has maintained disciplined credit guidelines during the rising interest rate environment. The Company proactively monitors the impact of rising interest rates on its adjustable loans as the industry navigates through this economic cycle of increased inflation and higher interest rates. Nonaccrual loans and loans 90 days or more past due at March 31, 2024 totaled $3.0 million, or 0.14% of total assets, compared to $1.8 million, or 0.08% of total assets, at December 31, 2023. The increase is nonperforming loans for the quarter ended March 31, 2024 is primarily a result of one commercial & industrial loan relationship that was placed on nonaccrual. Watchlist credits decreased to $28.0 million at March 31, 2024, a decrease of $800 thousand from December 31, 2023, as the Company proactivity manages the credit quality of its loan portfolio, including reducing its commercial real estate concentrations, which has resulted in limited credit losses over its history. The Company had no other real estate owned at March 31, 2024.

The Company recorded net recoveries of $30 thousand during the first quarter of 2024. For each of March 31, 2024 and December 31, 2023, the ACL was $18.9 million. ACL coverage to nonperforming loans decreased to 651% at March 31, 2024, compared to 1065% at December 31, 2023 as a result of the $1.2 million increase in nonperforming loans during the first quarter of 2024.

At March 31, 2024, commercial real estate totaled $1.09 billion, or 59% of total loans, net of fees, and construction loans totaled $155 million, or 8% of total loans, net of fees. Included in commercial real estate are loans secured by office buildings totaling $121.3 million, or 7% of total loans, and retail shopping centers totaling $266.1 million, or 14% of total loans, at March 31, 2024. Multi-family housing totaled $178.2 million, or 10% of total loans, at March 31, 2024. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration. The Company manages this portion of the portfolio in a disciplined manner, and has comprehensive policies to monitor, measure and mitigate its loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices. The following table provides further stratification of these and additional classes of real estate loans at March 31, 2024 (dollars in thousands).

Owner Occupied Commercial Real Estate				Non-Owner Occupied Commercial Real Estate				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Top 3 Geographic Concentration	Number of Total Loans	Bank Owned Principal (2)	Total Bank Owned Principal (2)	% of Total Loans
Office, Class A	71%	7	$8,966	47%	4	$3,746	Counties of Fairfax and Loudoun, Virginia and Montgomery County, Maryland	—	$—	$12,712
Office, Class B	46%	36	13,986	46%	31	60,909		—	—	74,895
Office, Class C	51%	7	3,747	40%	8	1,931		1	881	6,559
Office, Medical	40%	7	1,192	50%	6	25,933		1	—	27,125
Subtotal		57	$27,891		49	$92,519		2	$881	$121,291	7%

Retail- Neighborhood/Community Shop		—	$—	43%	31	$84,178	Prince George's County, Maryland, Fairfax County, Virginia and Washington, D.C.	2	$11,370	$95,548
Retail- Restaurant	57%	9	8,134	45%	16	26,705		—	—	34,839
Retail- Single Tenant	59%	5	1,983	42%	20	35,975		—	—	37,958
Retail- Anchored,Other	70%	1	2,032	52%	13	43,164		—	—	45,196
Retail- Grocery-anchored		—	—	46%	8	51,266		1	1,255	52,521
Subtotal		15	$12,149		88	$241,288		3	$12,625	$266,062	14%

Multi-family, Class A (Market)		—	$—	—%	1	$—	Washington, D.C., Baltimore City, Maryland and Arlington County, Virginia	1	$729	$729
Multi-family, Class B (Market)		—	—	62%	21	78,463		—	—	78,463
Multi-family, Class C (Market)		—	—	56%	57	71,473		2	7,047	78,520
Multi-Family-Affordable Housing		—	—	52%	10	16,446		1	4,054	20,500
Subtotal		—	$—		89	$166,382		4	$11,830	$178,212	10%

Industrial	52%	42	$69,422	50%	38	$127,881	Prince William County, Virginia, Fairfax County, Virginia and Howard County, Maryland	1	$626	$197,929
Warehouse	52%	14	18,611	33%	10	11,484		—	—	30,095
Flex	50%	15	18,577	54%	14	56,391		1	—	74,968
Subtotal		71	$106,610		62	$195,756		2	$626	$302,992	16%

Hotels		—	$—	43%	9	$52,229		1	$6,481	$58,710	3%
Mixed Use	46%	10	$6,048	60%	37	$68,109		—	$—	$74,157	4%

Other (including net deferred fees)			$58,146			$62,235			$123,008	$243,389	13%

Total commercial real estate and construction loans, net of fees, at December 31, 2023			$210,844			$878,518			$155,451	$1,244,813	67%

			$212,889			$878,744			$147,998	$1,239,631	68%

(1) Loan-to-value is determined at origination date against current bank owned principal.
(2) Bank-owned principal is not adjusted for deferred fees and costs.
(3) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for Non-Owner Occupied at origination.

The loans shown in the above table exhibit strong credit quality, reflecting only one classified delinquency at March 31, 2024 totaling $851 thousand. During its assessment of the allowance for credit losses, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
In August 2021, the Company acquired a membership interest in ACM to diversify its loan portfolio while providing competitive residential mortgage products to its customers and to generate additional revenue. The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income. For the first quarter of 2024, the Company reported a pre-tax loss of $226 thousand compared to a pre-tax loss of $1.3 million for the quarter ended December 31, 2023 related to its investment in ACM. ACM management is continuing to evaluate opportunities to further reduce expenses and increase revenues.

Income Statement
The Company recorded net income of $1.3 million for the three months ended March 31, 2024, compared to net income of $621 thousand for the same period of 2023. Both first quarter periods were impacted by balance sheet repositioning transactions. Net income for the first quarter of 2024 was impacted by the additional taxes recorded for the surrender of the Company’s BOLI. Excluding this nonrecurring tax assessment, Bank operating earnings (non-GAAP) totaled $3.7 million for the first quarter of 2024. For the first quarter of 2023, net income was impacted by pre-tax losses recorded on the sale of investment securities available-for-sale totaling $4.6 million. Excluding these losses, Bank operating earnings (non-GAAP) totaled $4.2 million for the first quarter of 2023.

Net interest income increased $133 thousand to $12.8 million for the quarter ended March 31, 2024, compared to the fourth quarter of 2023, and decreased of $1.2 million, or 9%, compared to the year ago quarter. Compared to the year ago quarter ended March 31, 2023, the decrease in net interest income for the first quarter of 2024 is primarily due to an increase in funding costs, which have increased precipitously as a result of Federal Reserve monetary policy coupled with the need to meet intense competition from market area banks, brokerages and the U.S. Treasury.

The Company's net interest margin increased 10 basis points to 2.47% for the quarter ended March 31, 2024 compared to 2.37% for the linked quarter ended December 31, 2023 and decreased 13 basis points from 2.60% for the year ago quarter ended March 31, 2023. During the first quarter of 2024, the Company surrendered $48.0 million in BOLI, the net proceeds of which was used to replace high cost fundings and fund new loan growth. The full impact of the net proceeds of the BOLI surrender will be realized during the second quarter of 2024 as the Company will have use of the net proceeds for a complete quarter.

Total interest income increased $1.5 million, or 6%, for the first quarter of 2024 compared to the same quarter of 2023. On a linked quarter basis, interest income increased $176 thousand for the first quarter of 2024 compared to the quarter ended December 31, 2023. Interest income on loans increased $1.9 million, or 8%, for the three months ended March 31, 2024, compared to the same period of 2023. Compared to the linked quarter, interest income on loans increased $566 thousand, or 2%, for the three months ended March 31, 2024, primarily as a result of an increase in average loans and an increase in loan yields. Loan yields increased 8 basis points to 5.50% for the three months ended March 31, 2024 compared to the three months ended December 31, 2023, and increased 39 basis points compared to the year ago quarter. Yield on earning assets increased 51 basis points to 5.15% for the three months ended March 31, 2024 compared to the same period of 2023, partially as a result of the balance sheet repositionings completed during 2023 along with the repricing of the Company’s variable rate loan portfolio and new loan originations.

At March 31, 2024, approximately $353 million, or 24%, of the Company’s commercial loan portfolio is expected to reprice in the next 12 months, an additional 20% will reprice within the following 24-36 months, and 31% will reprice within the next three to five years. In the near term, the Company’s efforts to attain appropriate yields on new originations and the repricing of the commercial loan portfolio are expected to provide improvement in loan yields.

Total interest expense for each of the three months ended March 31, 2024 and December 31, 2023 was $14.0 million, compared to $11.3 million for the year ago quarter ended March 31, 2023. Interest expense on deposits decreased $212 thousand for the three months ended March 31, 2024 compared to the three months ended December 31, 2023, reflecting the Company’s continued focus on maintaining core deposit pricing. Compared to the year ago quarter ended March 31, 2023, interest expense on deposits increased $3.8 million for the three months ended March 31, 2024. The cost of deposits for the first quarter of 2024 was 2.81% compared to 2.78% for the fourth quarter of 2023, an increase of 3 basis points compared to an increase of 84 basis points from 1.97% for the year-ago fourth quarter.

The Company’s cumulative deposit beta (calculated comparing the change in deposit interest rates from March 31, 2022 to March 31, 2024 including noninterest-bearing deposits and excluding wholesale deposits) remained at approximately 42% for both March 31, 2024 and December 31, 2023, since the Federal Reserve began increasing short-term interest rates.

Noninterest income for the three months ended March 31, 2024 totaled $395 thousand compared to a loss of $4.6 million for the three months ended March 31, 2023 and a loss of $9.9 million for the three months ended December 31, 2023. The losses recorded during the first quarter of 2023 and fourth quarter of 2023 were a result of two balance sheet repositionings whereby the Company sold investment securities available-for-sale for pretax losses of $4.6 million and $11.0 million, respectively. In addition, included in noninterest income for the three months ended December 31, 2023 was a fair value adjustment to a minority investment which increased noninterest income by $1.6 million. The three months ended March 31, 2024 does not have a similar fair value adjustment.

Fee income from loans was $49 thousand for the quarter ended March 31, 2024, compared to $77 thousand for the first quarter of 2023. Service charges on deposit accounts totaled $261 thousand for the first quarter of 2024, compared to $215 thousand for the year ago quarter. Income from bank-owned life insurance decreased $142 thousand to $190 thousand for the three months ended March 31, 2024, compared to $332 thousand for the same period of 2023, a direct result of the surrendered BOLI that occurred during the first quarter of 2024.

Noninterest expense totaled $8.6 million for the quarter ended March 31, 2024, a decrease of $777 thousand, or 8%, compared to $9.4 million for the three months ended December 31, 2023, and decreased $385 thousand, or 4%, compared to the year ago quarter. Included in noninterest expense for the fourth quarter of 2023 is $336 thousand related to office space reductions and severance costs. Excluding the office space reductions and severance costs, noninterest expense for the three months ended March 31, 2024 and December 31, 2023 was $8.6 million and $9.1 million, respectively, a decrease of $441 thousand, or 5%.

The decrease for the first quarter of 2024 was primarily related to salaries and benefits expense which decreased $738 thousand when compared to the fourth quarter of 2023, and decreased $484 thousand when compared to the year ago quarter. Salary expense was the main driver for these decreases, a result of reduced staffing and process improvement through the use of technology. Full-time equivalent employees have decreased from 134 at March 31, 2023, and from 118 at December 31, 2023 to 111 at March 31, 2024.

Occupancy expense decreased $105 thousand to $522 thousand for the three months ended March 31, 2024 compared to the year ago quarter ended March 31, 2023, primarily as a result of the office space reduction efforts completed during 2023. Internet banking and software expense increased $133 thousand to $694 thousand for the first quarter of 2024 compared to the quarter ended March 31, 2023, primarily as a result of the implementation of enhanced customer software solutions. Other operating expenses totaled $1.4 million for each of the first quarters of 2024 and 2023 compared to $1.2 million for the fourth quarter of 2023. The Company continues to identify and assess opportunities to reduce operating expenses.

The Company recorded a provision for income taxes of $3.2 million for the three months ended March 31, 2024, compared to an income tax benefit of $486 thousand for the same period in 2023. The provision for income taxes for the first quarter of 2024 includes an additional $2.4 million which is associated with the Company’s surrendering of its BOLI policies.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.18 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 8 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, and Bethesda, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements: general business and economic conditions, including higher inflation and its impacts, nationally or in the markets that the Company serves could adversely affect, among other things, real estate valuations, unemployment levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that the Company provides and increases in loan delinquencies and defaults; the impact of the interest rate environment on our business, financial condition and results of operation, and its impact on the composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in the Company’s liquidity requirements could be adversely affected by changes in its assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses and the possibility that future credit losses may be higher than currently expected; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions the Company does business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the Company’s investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in the Company’s common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, and other catastrophic events; the management of risks inherent in the Company’s real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of loan collateral and the ability to sell collateral upon any foreclosure; the impact of changes in bank regulatory conditions, including laws, regulations and policies concerning capital requirements, deposit insurance premiums, taxes, securities, and the application thereof by regulatory bodies; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; competitive pressures among financial services companies, including the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the effect of acquisitions and partnerships the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; and potential exposure to fraud, negligence, computer theft and cyber-crime, and the Company’s ability to maintain the security of its data processing and information technology systems. The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including those discussed in the section entitled “Risk Factors,” and in the Company’s other periodic and current reports filed with the SEC. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict their occurrence or how they will affect the Company’s operations, financial condition or results of operations.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended,
	3/31/2024	12/31/2023	3/31/2023
Selected Balances
Total assets	$2,182,662	$2,190,558	$2,348,995
Total investment securities	174,778	181,347	253,403
Total loans, net of fees	1,852,746	1,828,564	1,828,123
Allowance for credit losses on loans	(18,918)	(18,871)	(19,058)
Total deposits	1,857,265	1,845,292	1,910,386
Subordinated debt	19,633	19,620	19,579
Other borrowings	57,000	85,000	189,000
Reserve for unfunded commitments	586	602	922
Total shareholders’ equity	220,661	217,117	204,156
Summary Results of Operations
Interest income	$26,827	$26,651	$25,334
Interest expense	14,035	13,992	11,320
Net interest income	12,792	12,659	14,014
Provision for credit losses	—	—	242
Net interest income after provision for credit losses	12,792	12,659	13,772
Noninterest income on loan fees, service charges and other	408	420	434
Noninterest income on bank owned life insurance	190	385	332
Noninterest income (loss) on minority membership interest	(203)	321	(801)
Noninterest loss on sale of available-for-sale investment securities	—	(10,985)	(4,592)
Noninterest expense	8,625	9,402	9,010
Income (loss) before taxes	4,562	(6,602)	135
Income tax expense (benefit)	3,222	(1,531)	(486)
Net income (loss)	1,340	(5,071)	621
Per Share Data
Earnings (loss) per share, basic	$0.08	$(0.28)	$0.04
Earnings (loss) per share, diluted	$0.07	$(0.28)	$0.03
Book value	$12.32	$12.19	$11.53
Tangible book value (1)	$11.90	$11.77	$11.09
Tangible book value, excluding accumulated other comprehensive losses (1)	$13.16	$13.12	$12.95
Shares outstanding	17,904,445	17,806,995	17,705,455
Selected Ratios
Net interest margin (2)	2.47%	2.37%	2.60%
Return Income (loss) on average assets (2)	0.25%	(0.92)%	0.11%
Return Income (loss) on average equity (2)	2.44%	(9.51)%	1.21%
Efficiency (3)	65.41%	NM	95.98%
Loans, net of fees to total deposits	99.76%	99.09%	95.69%
Noninterest-bearing deposits to total deposits	21.22%	21.50%	22.29%
Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP)(4)
GAAP net income (loss) reported above	$1,340	$(5,071)	$621
Add: Loss on sale of available-for-sale investment securities	—	10,985	4,592
Add: Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	2,386	—	—
Add: Office space reduction and severance costs	—	336	—
Subtract: Non-recurring valuation adjustment of minority investment	—	(1,258)	—
Subtract: provision for income taxes associated with non-GAAP adjustments	—	(2,214)	(1,010)
Adjusted Net Income, core bank operating earnings (non-GAAP)	$3,726	$2,778	$4,203
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.21	$0.16	$0.24
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.20	$0.15	$0.23
Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.69%	0.50%	0.74%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	6.77%	5.21%	8.18%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)(3)	65.41%	72.38%	64.45%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	10.30%	10.12%	8.92%
Total risk-based capital (to risk weighted assets)	14.23%	13.83%	13.48%
Common equity tier 1 capital (to risk weighted assets)	13.18%	12.80%	12.48%
Tier 1 leverage (to average assets)	11.18%	10.77%	10.38%
Asset Quality
Nonperforming loans and loans 90+ past due	$2,996	$1,829	$4,446
Nonperforming loans and loans 90+ past due to total assets	0.14%	0.08%	0.19%
Nonperforming assets to total assets	0.14%	0.08%	0.19%
Allowance for credit losses to loans (5)	1.05%	1.06%	1.09%
Allowance for credit losses to nonperforming loans (5)	650.98%	1064.70%	449.41%
Net charge-offs (recoveries)	$(30)	$49	$(23)
Net charge-offs (recoveries) to average loans (2)	(0.01)%	0.01%	(0.01)%
Selected Average Balances
Total assets	$2,159,463	$2,210,366	$2,268,193
Total earning assets	2,083,440	2,123,455	2,184,546
Total loans, net of deferred fees	1,840,887	1,825,472	1,829,775
Total deposits	1,786,677	1,836,826	1,785,442
Other Data
Noninterest-bearing deposits	$394,143	$396,724	$425,838
Interest-bearing checking, savings and money market	858,913	896,969	806,934
Time deposits	344,360	306,349	364,265
Wholesale deposits	259,849	245,250	313,350

(1) Non-GAAP Reconciliation	At or For the Three Months Ended,
(Dollars in thousands, except per share data)	3/31/2024	12/31/2023	3/31/2023

Total shareholders’ equity (GAAP)	$220,661	$217,117	$204,156
Less: goodwill and intangibles, net	(7,540)	(7,585)	(7,735)
Tangible Common Equity (non-GAAP)	$213,121	$209,532	$196,421
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	(22,473)	(24,160)	(32,863)
Tangible Common Equity excluding AOCI (non-GAAP)	$235,594	$233,692	$229,284

Book value per common share	$12.32	$12.19	$11.53
Less: intangible book value per common share	(0.42)	(0.42)	(0.44)
Tangible book value per common share (non-GAAP)	$11.90	$11.77	$11.09
Add: AOCI (loss) per common share	(1.26)	(1.35)	(1.86)
Tangible book value per common share, excluding AOCI (non-GAAP)	$13.16	$13.12	$12.95
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, condition, or statements of cash flows.
(5)Allowance for credit losses includes allowance for credit losses on loans and reserve for unfunded loan commitments

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	3/31/2024	12/31/2023	% Change Current Quarter	3/31/2023	% Change From Year Ago

Cash and due from banks	$6,936	$8,042	(13.7)%	$13,300	(47.8)%
Interest-bearing deposits at other financial institutions	73,598	52,480	40.2%	131,643	(44.1)%
Investment securities	167,061	171,859	(2.8)%	239,698	(30.3)%
Restricted stock, at cost	7,717	9,488	(18.7)%	13,705	(43.7)%
Loans, net of fees:
Commercial real estate	1,089,362	1,091,633	(0.2)%	1,096,633	(0.7)%
Commercial and industrial	241,752	216,367	11.7%	187,842	28.7%
Commercial construction	155,451	147,998	5.0%	156,026	(0.4)%
Consumer real estate	355,750	363,317	(2.1)%	352,413	0.9%
Warehouse facilities	4,812	3,506	37.3%	29,045	(83.4)%
Consumer nonresidential	5,619	5,743	(2.2)%	6,164	(8.8)%
Total loans, net of fees	1,852,746	1,828,564	1.3%	1,828,123	1.3%
Allowance for credit losses on loans	(18,918)	(18,871)	0.2%	(19,058)	(0.7)%
Loans, net	1,833,828	1,809,693	1.3%	1,809,065	1.4%

Premises and equipment, net	934	997	(6.3)%	1,174	(20.4)%
Goodwill and intangibles, net	7,540	7,585	(0.6)%	7,735	(2.5)%
Bank owned life insurance (BOLI)	9,011	56,823	(84.1)%	55,704	(83.8)%
Other assets	76,037	73,591	3.3%	76,971	(1.2)%
Total Assets	$2,182,662	$2,190,558	(0.4)%	$2,348,995	(7.1)%

Deposits:
Noninterest-bearing	$394,143	$396,724	(0.7)%	$425,838	(7.4)%
Interest checking	506,168	576,471	(12.2)%	498,242	1.6%
Savings and money market	352,745	320,498	10.1%	308,691	14.3%
Time deposits	344,360	306,349	12.4%	364,265	(5.5)%
Wholesale deposits	259,849	245,250	6.0%	313,350	(17.1)%
Total deposits	1,857,265	1,845,292	0.6%	1,910,386	(2.8)%

Other borrowed funds	57,000	85,000	(32.9)%	189,000	(69.8)%
Subordinated notes, net of issuance costs	19,633	19,620	0.1%	19,579	0.3%
Reserve for unfunded commitments	586	602	(2.7)%	922	(36.5)%
Other liabilities	27,517	22,927	20.0%	24,952	10.3%

Shareholders’ equity	220,661	217,117	1.6%	204,156	8.1%
Total Liabilities & Shareholders' Equity	$2,182,662	$2,190,558	(0.4)%	$2,348,995	(7.1)%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income (Loss)
(Dollars in thousands, except per share data)(Unaudited)

	For the Three Months Ended
	3/31/2024	12/31/2023	% Change Current Quarter	3/31/2023	% Change From Year Ago

Net interest income	$12,792	$12,659	1.0%	$14,014	(8.7)%
Provision for credit losses	—	—	—%	242	(100.0)%
Net interest income after provision for credit losses	12,792	12,659	1.0%	13,772	(7.1)%

Noninterest income (loss):
Fees on loans	49	35	38.9%	77	(36.1)%
Service charges on deposit accounts	261	296	(11.9)%	215	21.4%
BOLI income	190	385	(50.7)%	332	(42.9)%
Loss (Income) from minority membership interest	(203)	321	(163.1)%	(801)	(74.7)%
Loss on sale of available-for-sale investment securities	—	(10,985)	(100.0)%	(4,592)	(100.0)%
Other fee income	98	89	9.9%	142	(31.0)%
Total noninterest income (loss)	395	(9,859)	(104.0)%	(4,627)	(108.5)%

Noninterest expense:
Salaries and employee benefits	4,531	5,269	(14.0)%	5,015	(9.6)%
Occupancy expense	522	572	(8.9)%	627	(16.9)%
Internet banking and software expense	694	701	(1.1)%	561	23.5%
Data processing and network administration	635	634	0.1%	622	2.1%
State franchise taxes	589	584	0.9%	584	0.9%
Professional fees	243	213	13.6%	184	31.6%
Office space reduction costs	—	273	(100.0)%	—	—%
Other operating expense	1,411	1,156	22.0%	1,417	(0.4)%
Total noninterest expense	8,625	9,402	(8.3)%	9,010	(4.3)%
Net income (loss) before income taxes	4,562	(6,602)	(169.1)%	135	3269.8%
Income tax expense (benefit)	3,222	(1,531)	(310.4)%	(486)	(762.6)%
Net Income (loss)	$1,340	$(5,071)	(126.4)%	$621	115.8%

Earnings (loss) per share - basic	$0.08	$(0.28)	(126.4)%	$0.04	112.8%
Earnings (loss) per share - diluted	$0.07	$(0.28)	(126.4)%	$0.03	115.6%
Weighted-average common shares outstanding - basic	17,828,759	17,802,810		17,577,659
Weighted-average common shares outstanding - diluted	18,317,483	18,295,894		18,296,448

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income (loss) reported above	$1,340	$(5,071)		$621
Add: Loss on sale of available-for-sale investment securities	—	10,985		4,592
Add: office space reduction and severance costs	—	336		—
Add: Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	2,386	—		—
Subtract: Non-recurring valuation adjustment of minority investment	—	(1,258)		—
Subtract: provision for income taxes associated with non-GAAP adjustments	—	(2,214)		(1,010)
Adjusted Net Income, core bank operating earnings (non-GAAP)	$3,726	$2,778		$4,203
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.21	$0.16		$0.24
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.20	$0.15		$0.23

Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.69%	0.50%		0.74%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	6.77%	5.21%		8.18%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)	65.41%	72.38%		64.45%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income (loss) reported above	$1,340	$(5,071)		$621
Add: Provision for credit losses	—	—		242
Add: Loss on sale of investment securities	—	10,985		4,592
Add: Office space reduction and severance costs	—	336		—
Add: Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	2,386	—		—
Subtract: Non-recurring valuation adjustment of minority investment	—	(1,258)		—
(Subtract) Add: Income tax (benefit) expense	836	(1,531)		(486)
Pre-tax pre-provision income (non-GAAP)	$4,562	$3,460		$4,969
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.26	$0.19		$0.28
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.25	$0.19		$0.27

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	0.85%	0.63%		0.88%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	8.29%	6.49%		9.67%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	3/31/2024			12/31/2023			3/31/2023
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,091,088	$13,561	4.97%	$1,089,549	$13,549	4.97%	$1,098,243	$12,680	4.62%
Commercial and industrial	228,147	4,361	7.65%	206,350	3,916	7.59%	203,223	3,445	6.78%
Commercial construction	152,535	2,752	7.22%	154,049	2,684	6.97%	153,534	2,639	6.87%
Consumer real estate	358,886	4,439	4.95%	365,582	4,391	4.80%	345,213	4,048	4.69%
Warehouse facilities	4,531	88	7.77%	3,903	78	8.00%	24,005	424	7.06%
Consumer nonresidential	5,700	113	7.96%	6,039	130	8.62%	6,752	160	9.45%
Total loans	1,840,887	25,314	5.50%	1,825,472	24,748	5.42%	1,830,970	23,396	5.11%

Investment securities (2)(3)	215,020	1,143	2.12%	252,958	1,285	2.03%	327,370	1,638	2.00%
Interest-bearing deposits at other financial institutions	27,533	372	5.44%	45,025	619	5.45%	26,206	302	4.68%
Total interest-earning assets	2,083,440	$26,829	5.15%	2,123,455	$26,652	5.02%	2,184,546	$25,336	4.64%

Non-interest earning assets:
Cash and due from banks	5,946			6,195			4,805
Premises and equipment, net	976			1,041			1,208
Accrued interest and other assets	87,983			98,509			94,678
Allowance for credit losses	(18,882)			(18,834)			(17,044)
Total Assets	$2,159,463			$2,210,366			$2,268,193

Interest-bearing liabilities:
Interest checking	$499,923	$3,942	3.17%	$631,775	$5,308	3.33%	$519,770	$2,915	2.27%
Savings and money market	300,371	2,507	3.36%	310,199	1,715	2.82%	295,192	1,503	2.06%
Time deposits	300,873	3,208	4.29%	272,784	3,579	4.15%	299,054	2,152	2.92%
Wholesale deposits	305,392	2,884	3.80%	218,176	2,151	3.91%	251,593	2,211	3.56%
Total interest-bearing deposits	1,406,559	12,541	3.59%	1,432,934	12,753	3.53%	1,365,609	8,781	2.61%

Other borrowed funds	107,830	1,237	4.61%	112,935	982	3.45%	231,257	2,281	4.01%
Subordinated notes, net of issuance costs	19,624	257	5.28%	19,611	257	5.21%	19,570	258	5.34%
Total interest-bearing liabilities	1,534,013	14,035	3.68%	1,565,480	13,992	3.55%	1,616,436	11,320	2.84%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	380,119			403,892			419,833
Other liabilities	25,288			27,804			26,408
Shareholders’ equity	220,043			213,190			205,516
Total Liabilities and Shareholders' Equity	$2,159,463			$2,210,366			$2,268,193
Net Interest Margin		$12,794	2.47%		$12,660	2.37%		$14,016	2.60%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22% for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023. The taxable equivalent adjustment to interest income was $2 for the three months ended March 31, 2024 and March 31, 2023. For the three months ended December 31, 2023 the taxable equivalent adjustment to interest income was $1.
(3)The average balances for investment securities includes restricted stock.